Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

State Bank Financial Corporation, Atlanta Bancorporation, Inc. and Georgia-Carolina Bancshares, Inc. are referred to as STBZ, AB and GECR, respectively. The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of STBZ and have been prepared to illustrate the effects of the mergers involving STBZ, AB and GECR under the acquisition method of accounting with STBZ treated as the acquirer.  Under the acquisition method of accounting, the assets and liabilities of AB and GECR, as of the respective effective dates of the mergers, will be recorded by STBZ at their respective fair values and the excess of the merger consideration over the respective fair values of AB’s and GECR’s net assets will be allocated to goodwill.

By way of background, on April 25, 2014, STBZ entered into a definitive agreement to acquire AB and its wholly-owned subsidiary, Bank of Atlanta.  On October 1, 2014, the merger was closed and AB was merged into STBZ, immediately followed by the merger of Bank of Atlanta into State Bank and Trust Company, a wholly-owned subsidiary of STBZ.  STBZ paid approximately $25.2 million in cash for all outstanding shares of AB.  With the acquisition of AB, we acquired one branch in midtown Atlanta and one branch in Duluth, Georgia.  We believe the pro forma financial information for AB is relevant to investors and, therefore, it has been included in the following pro forma financial information.  However, the AB acquisition by STBZ is not considered a significant acquisition for SEC financial reporting purposes.

The unaudited pro forma condensed combined financial information combines the historical financial information of STBZ, AB and GECR as of and for the nine months ended September 30, 2014 and has been derived from and should be read in conjunction with:

•	accompanying notes to the unaudited pro forma combined financial statements included in this exhibit;

•
separate historical audited consolidated financial statements of STBZ as of and for the years ended December 31, 2013, 2012 and 2011 in STBZ’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	separate historical audited consolidated financial statements of GECR as of December 31, 2013 and December 31, 2012 included in GECR’s Annual Report on Form 10-K for the year ended December 31, 2013;

•
separate unaudited historical consolidated financial statements of STBZ as of and for the three and nine months ended September 30, 2014, included in STBZ’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014; and

•
separate unaudited historical consolidated financial statements of GECR as of and for the three and nine months ended September 30, 2014, included in GECR’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

The unaudited pro forma condensed combined balance sheet gives effect to the mergers as if the mergers were consummated on September 30, 2014.  With respect to the merger with GECR, the Final STBZ Price (defined in the Agreement and Plan of Merger as the average closing price of STBZ stock for the twenty consecutive trading days ending on the fifth business day immediately prior to the date of the merger) as of September 30, 2014 was $16.70. As of September 30, 2014, GECR has 3,596,046 shares issued and outstanding. Under the Exchange Ratio (numerator of $13.50 and denominator of Final STBZ Price with a floor of $14.00 and a cap of $17.00), 2,906,983 shares of STBZ common stock are assumed to be issued in connection with the merger with GECR if the merger had become effective as of September 30, 2014.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 gives effect to the mergers as if the mergers were consummated on January 1, 2014. With respect to the merger with GECR, the Final STBZ Price was $17.50. Under Exchange Ratio, 2,836,330 shares of STBZ common stock are assumed to be issued in connection with the merger with GECR if the merger had become effective as of January 1, 2014.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented.  The adjustments included in these unaudited pro forma combined financial statements are preliminary and may be revised.  The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.  The unaudited pro forma condensed combined balance sheet has also been adjusted to reflect the preliminary allocation of the estimated purchase price to net assets acquired.

The final allocation of the purchase price will be determined after the mergers are completed and after completion of thorough analyses to determine the fair value of AB’s and GECR’s tangible and identifiable intangible assets and liabilities as of the dates the mergers were completed.  Increases or decreases in the estimated fair values of the net assets of AB and GECR as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.  Any changes to AB’s and GECR’s shareholder’s equity including results of operations through the dates the mergers are completed will also change the purchase price allocation, which may include the recording of goodwill.  The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2014
(Dollars in thousands)

	Historical
			Pro Forma		STBZ & AB	Historical	Pro Forma		STBZ, AB & GECR
	STBZ	AB	Adjustments		Pro Forma	GECR	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$476,480	$4,925	$(25,154)	(a)	$456,251	$26,881	$(31,831)	(a)	$451,301
Investment securities available-for-sale	532,447	45,060	139	(b)	577,646	134,019	999	(b)	712,664
Loans receivable	1,504,725	126,758	(5,580)	(c)	1,625,903	302,976	(5,542)	(c)	1,923,337
Allowance for loan losses	(27,231)	(2,144)	2,144	(d)	(27,231)	(5,256)	5,256	(d)	(27,231)
Net Loans	1,477,494	124,614	(3,436)		1,598,672	297,720	(286)		1,896,106
Other real estate owned	15,169	2,960	(1,340)	(e)	16,789	4,738	1,857	(e)	23,384
FDIC receivable for loss share agreements	19,999	—	—		19,999	—	—		19,999
Goodwill	10,381	—	225	(f)	10,606	—	15,343	(f)	25,949
Other intangibles, net	1,511	1,509	1,460	(g)	4,480	—	6,710	(g)	11,190
Deferred tax asset	8,061	5,358	3,256	(h)	16,675	3,936	(2,934)	(h)	17,677
Other assets	99,833	1,678	(210)	(i)	101,301	58,287	1,820	(i)	161,408
Total Assets	$2,641,375	$186,104	$(25,060)		$2,802,419	$525,581	$(8,322)		$3,319,678

Liabilities and Shareholder's Equity
Total deposits	2,155,974	148,488	302	(j)	2,304,764	425,323	879	(j)	2,730,966
Borrowings	2,776	11,476	—		14,252	30,206	—		44,458
Other liabilities	24,348	485	293	(k)	25,126	7,108	4,288	(k)	36,522
Total liabilities	2,183,098	160,449	595		2,344,142	462,637	5,167		2,811,946
Total shareholders' equity	458,277	25,655	(25,655)		458,277	62,944	(13,489)		507,732
Total liabilities and shareholders' equity	$2,641,375	$186,104	$(25,060)		$2,802,419	$525,581	$(8,322)		$3,319,678

Unaudited Pro Forma Condensed Statement of Income
For the Nine Months Ended September 30, 2014
(Dollars in thousands, except per share amounts)

	Historical		Pro Forma		STBZ & AB	Historical	Pro Forma		STBZ, AB & GECR
	STBZ	AB	Adjustments		Pro Forma	GECR	Adjustments		Pro Forma
Interest income:
Loans, including accretion	$111,577	$4,718	$468	(l)	$116,763	$12,033	$816	(l)	$129,612
Investment securities	6,582	622	(102)	(m)	7,102	2,242	(135)	(m)	9,209
Deposits with other financial institutions	978	22	—		1,000	14	—		1,014
Total interest income	119,137	5,362	366		124,865	14,289	681		139,835
Interest expense:
Deposits	5,299	593	—		5892	1,293	—		7,185
Borrowings	298	51	(51)	(n)	298	62	(62)	(n)	298
Total interest expense	5,597	644	(51)		6,190	1,355	(62)		7,483
Net interest income	113,540	4,718	417		118,675	12,934	743		132,352
Provision for loan losses	1,707	—	—	(o)	1,707	(797)	—	(o)	910
Net interest income after provision for loan losses	111,833	4,718	417		116,968	13,731	743		131,442
Noninterest income:
Amortization of FDIC receivable for loss sharing agreements	(17,437)	—	—		(17,437)	—	—		(17,437)
Other	10,018	1,517	—		11,535	8,508	—		20,043
Total noninterest income	(7,419)	1,517	—		(5,902)	8,508	—		2,606
Noninterest expense:
Salaries and employee benefits	44,296	2,855	—		47,151	10,086	—		57,237
Occupancy and equipment	7,283	802	—		8,085	1,170	—		9,255
Other	16,090	1,915	219	(p),(q)	18,224	6,197	1,007	(p),(q)	25,428
Total noninterest expense	67,669	5,572	219		73,460	17,453	1,007		91,920
Income before income taxes	36,745	663	198		37,606	4,786	(264)		42,129
Income tax expense	13,412	—	(626)	(r)	12,786	1,575	(37)	(r)	14,324
Net income	$23,333	$663	$824		$24,820	$3,211	$(226)		$27,805
Basic net income per share	$0.73				$0.77	$0.89			$0.79
Diluted net income per share	$0.69				$0.74	$0.88			$0.76
Weighted Average Shares Outstanding (s):
Basic	32,142,953				32,142,953	3,596,046	(759,716)		34,979,283
Diluted	33,663,588				33,663,588	3,676,909	(840,579)		36,499,918

Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)
Note 1-Basis of Presentation

The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC.  Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to such rules and regulations.  However, management believes that the disclosures are adequate to make the information presented not misleading.

Note 2-Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information.  All adjustments are based on current assumptions and valuations, which are subject to change.

(a)	Adjustment for AB reflects cash payments to former AB shareholders of $25.2 million and adjustment for GECR reflects cash payments to former GECR shareholders of $31.8 million.
(b)	Adjustment reflects estimated fair value adjustment to acquired investment portfolio.
(c)	Adjustment reflects estimated fair value adjustment to acquired loan portfolio.
(d)	Adjustment reflects elimination of each target's historical allowance for loan losses.
(e)	Adjustment reflects estimated fair value adjustment to acquired other real estate owned.
(f)	Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed. A summary regarding estimated goodwill follows (in thousands):
		AB	GECR
	Purchase price:
	Cash paid to former shareholders	$25,154	$31,831
	STBZ shares exchanged for GECR shares (2,906,983 shares at STBZ's September 30, 2014 closing stock price of $16.24 per share)	N/A	47,209
	Cash paid to former GECR stock option recipients	N/A	2,245
	Total Consideration	25,154	81,285

	Book value of acquired assets	186,104	525,581
	Fair market adjustment to acquired assets, excluding goodwill	(131)	8,165
	Book value of liabilities assumed	160,449	462,637
	Fair market adjustment to liabilities assumed	595	5,167
	Fair value of net assets acquired, excluding goodwill	24,929	65,942

	Goodwill	$225	$15,343

(g)	Adjustment reflects estimated core deposit intangible.

(h)	Adjustment reflects estimated adjustments to deferred tax assets to reflect the tax position of the combined companies.
(i)	Adjustment reflects estimated fair value adjustments related to loans held for sale, bank premises and equipment and miscellaneous prepaid assets.
(j)	Adjustment reflects estimated fair value adjustment to acquired deposit portfolio.
(k)
Adjustment reflects contingent bonus awards, revised supplemental executive retirement plans, acceleration of stock option vesting and amendments to severance protection agreements for certain GECR executives and estimated fair value adjustments to miscellaneous other liabilities.

(l)
Adjustment reflects the difference between the recorded interest income earned on loans and the estimated incremental income accretion of the acquired loans based on current market yields for similar loans over their remaining lives.

(m)	Adjusted reflects the reduction in investment income related to cash used in the acquisitions of AB and GECR, as well as the retirement of all outstanding borrowings by AB and GECR.
(n)	Adjustment reflects the reduction in interest expense for the repayment of FHLB advances as well as all other borrowings outstanding at the time of acquisition.
(o)
Acquired loans are recorded at their estimated fair value at acquisition, which includes adjustments for identified and estimated credit losses expected at acquisition. The recording of acquired loans at their estimated fair value would be expected to significantly reduce AB and GECR's provision for loan losses. However, no adjustment to the historic amount of AB’s or GECR’s provision for loan losses is reflected in these pro forma financial statements.

(p)	Adjustment reflects the amortization of the core deposit intangible over five years using the straight line method.
(q)
OREO and other foreclosed assets adjusted to their estimated fair value and the related carrying costs are included, and due to the recording of these assets at fair value, STBZ would forecast lower expense for this line item; however, no adjustments to the historic amounts recorded by AB and GECR have been reflected in these pro forma financial statements.

(r)	Adjustment reflects consolidated effective tax rate of 34%.
(s)	Net increase in average shares outstanding reflects the shares of STBZ to be issued to GECR shareholders under the terms of the merger agreement. A summary follows:
		For the Nine Months Ended
		September 30, 2014
	GECR shares outstanding at beginning of period	3,572,204
	STBZ stock price at beginning of period	$17.50
	Conversion rate with exchange ratio numerator of $13.50 and exchange ratio denominator of STBZ stock price, with a floor of $14.00 and a cap of $17.00	.794
	Increase in STBZ shares issued	2,836,330